UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 18, 2009

COMBINATORX, INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-51171	04-3514457
(Commission File No.)	(IRS Employer Identification No.)

245 First Street

Sixteenth Floor
Cambridge, MA 02142
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (617) 301-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.              Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

(a) CombinatoRx, Incorporated (the "Company") reported today that it received a letter, dated May 18, 2009, from the Listing Qualifications Department of the NASDAQ Stock Market ("NASDAQ") informing the Company that it no longer complies with the minimum $10.0 million stockholders' equity requirement for continued listing on The NASDAQ Global Market, as set forth in NASDAQ Marketplace Rule 5450(b)(1)(A). NASDAQ's determination was based on a review of the Company's Quarterly Report on Form 10-Q for the period ended March 31, 2009. At that time, the Company's stockholders' equity was reported at $7.6 million. The NASDAQ letter has no immediate effect on the listing of the Company's common stock.

NASDAQ requested that the Company provide a plan to achieve and sustain compliance with this continued listing requirement by June 2, 2009, including the time frame for completion of the plan. The Company intends to submit a compliance plan to NASDAQ to continue listing on The NASDAQ Global Market in a timely manner. There is no assurance that NASDAQ will accept the Company's plan to comply with the stockholders' equity requirement.

If, after the conclusion of the NASDAQ review, NASDAQ determines not to accept the Company's plan of compliance, then NASDAQ will provide the Company with written notification that its common stock is subject to delisting from The NASDAQ Global Market. At that time, the Company would be afforded the opportunity to request a hearing to appeal the decision to a NASDAQ Listing Qualifications Panel. In such an event, the Company's common stock would remain listed on the NASDAQ Global Market pending a decision by the Panel following the hearing. If the Company's compliance plan is not approved at such a hearing, NASDAQ may permit the Company to transfer its common stock to the NASDAQ Capital Market if it meets the requirements for continued listing on that market.

The Company issued a press release regarding the notification from NASDAQ, a copy of which is attached to this report as Exhibit 99.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)       Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 19, 2009.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMBINATORX, INCORPORATED
	By:	/s/ Jason F. Cole
Name: Jason F. Cole
Title: Senior Vice President and
General Counsel
Dated: May 19, 2009